CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-GERM MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 21, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-GERM Series (the “VV-GERM Series”) and the creation of the VV-GERM Interests (the “VV-GERM Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in February 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-GERM Series and the creation of the VV-GERM Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-GERM Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-GERM Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-GERM Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-GERM Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-GERM Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-GERM Interests

AUTHORIZED SHARES:	Minimum: 1,000 / Maximum: 1,100 Interests

SERIES ASSETS:

German Collection
Wine	Vintage	Quantity	Bottle Size (ml)
Egon Muller, Scharzhofberger Riesling TBA	2017	1	375
Scharzhofberger Auslese Goldkapsel	1993	3	750
Scharzhofberger Spätlese	2007	6	750
Scharzhofberger Auslese	2011	6	750
Scharzhofberger Auslese Goldkapsel 10 Auktion (Halves)	2012	6	375
Scharzhofberger Kabinett	2013	12	750
Scharzhofberger Spätlese 4	2013	12	750
Scharzhofberger Spätlese	2013	6	750
Scharzhofberger Auslese Goldkapsel Auktion	2013	6	750

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-GERM to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member